April 7, 2025
VIA EDGAR
Board of Directors
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, Ohio 43215
Re:
Defined Protection Annuity 2.0
Nationwide Life Insurance Company
SEC File No. 333-______
CIK 0000205695
Ladies and Gentlemen:
I am furnishing this opinion in connection with the registration, under the Securities Act of 1933, as amended, of Single Purchase Payment Deferred Index-Linked Annuity Contract that Nationwide Life Insurance Company (Nationwide) continuously offers and sells. I have examined the filing of the Registration Statement on Form S-1, and related documents, and I have reviewed the questions of law I considered necessary and appropriate. On the basis of this examination and review, it is my opinion that:
(1)
Nationwide is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Ohio, and is duly authorized by the Insurance Department of the State of Ohio to issue the contracts.
(2)
Nationwide has filed the form of the contract in the states where it is eligible for approval. Upon issuance, the contract will be a valid and binding obligation of Nationwide.
I hereby consent to the use of this opinion as an exhibit to this Registration Statement.
Sincerely,
/s/ M. Andrew Kress
M. Andrew Kress
Senior Counsel
Nationwide Life Insurance Company
Home Office: One Nationwide PlazaNationwide Insurance
Columbus, Ohio 43215-2220Nationwide Financial
Legal Counsel to the Nationwide Insurance Companies and their Associated Companies